EXECUTION VERSION

AMENDMENT NUMBER 1 TO
THE LIMITED LABORATORY AND ADMINISTRATIVE SERVICES AGREEMENT
This Amendment Number 1 to the Limited Laboratory and Administrative Services Agreement (this “Amendment”) is made and entered into as of August 31, 2014, by and between Clinical Reference Laboratory, Inc., a Kansas corporation (“CRL”) and Hooper Holmes, Inc., a New York corporation (“HH”). CRL and HH are together referred to as the “Parties.”
Recitals
WHEREAS, HH and CRL are parties to that certain Limited Laboratory and Administrative Services Agreement, dated as of April 16, 2014 (the “LLASA”), that certain Specification of Laboratory Services Agreement, dated as of April 16, 2014 (the “SLSA”), and that certain Specification of Administrative Services Agreement, dated as of April 16, 2014 (the “SASA”). All capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the LLASA, SLSA and SASA, as applicable.
WHEREAS, HH and CRL are parties to that certain Strategic Alliance Agreement, dated as of April 16, 2014 (the “SAA”).
WHEREAS, the Parties desire to amend certain provisions of the LLASA, SLSA and SASA in the manner set forth below.
NOW, THEREFORE, in accordance with Section 19 of the LLASA, the Parties, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, hereby agree as follows:
1.ReliOn® Tests. Notwithstanding anything to the contrary contained in Schedule A, Section 4 or any other provision of the LLASA, HH shall not provide CRL with any A1c testing of samples collected with the ReliOn® DBS collection kit (“ReliOn® Tests”). In the event that, during the term of the LLASA, HH desires to engage a third party to perform ReliOn® Tests, CRL acknowledges and agrees that such engagement and such testing by such third party of ReliOn® Tests will not be deemed to be a violation of any exclusivity or other provision or restriction contained in the LLASA or the SLSA.
2.    Administrative Services.

(a)	Statements of Work. Section 4.2 of the SASA is hereby deleted in its entirety and replaced with the following:
“When, from time to time, HH believes Administrative Services are required from CRL for a particular state or territory, HH shall notify CRL of such need in writing. Upon such notice, the parties shall negotiate in good faith, and use their respective Best Efforts (as such term is defined in the SAA), to develop, execute and deliver to each other one or more Statements of Work (SOWs) pursuant to which CRL will deliver such Administrative Services as may be agreed to in such state or territory.”

(b)	Exhibit C to the SASA. Exhibit C to the SASA (the Administrative Services Statement of Work for New York) is hereby deleted in its entirety.
3.    Clean Specimens. Exhibit A to the SLSA is hereby amended by deleting the first sentence of Section 3.1 thereof in its entirety and replacing such with the following:
“For Laboratory Testing Services, the Service Level Objectives shall only apply to specimens CRL receives that are properly collected, packaged and shipped to CRL with all required information included upon delivery to CRL or when electronically requested from CRL in the instance of testing orders (each a “Clean Specimen”).”
4.    Exceptions Report. Section 7.1 of the SLSA is deleted in its entirety and hereby replaced in its entirety with the following:
“CRL shall, on at least a daily basis, provide exceptions status to CLIENT via electronic notification detailing any exceptions found during specimen setup.”
5.    Data Files. Section 7.2 of the SLSA is deleted in its entirety and hereby replaced in its entirety with the following:
“CRL shall, in consultation with CLIENT, provide data files by an appropriately secured, mutually agreed upon transmission method to the designated CLIENT representative within ten (10) business days after the end of a calendar month which shall include the data necessary for CLIENT to monitor the following:

(a)	Quantity of Specimen Report, along with the associated unique barcode, date reported, test name and result unable to be processed and reason such as:

(i)	Specimen Not Submitted (SNS);

(ii)	Testing Not Performed (TNP);

(iii)	Turnaround Time Report, based on SLA’s;

(iv)	Critical Value Report.

(b)	Monthly report detailing Lab Services provided to CLIENT business representative at the same time the invoice is sent, providing detail for the corresponding invoice in a mutually agreed upon format.

(i)	Detailed service descriptions on invoice;

(ii)	Total quantity of each detailed service;

(iii)	Total monthly spend on each detailed service;

(iv)	Unit cost of each detailed service.”
6.    Certain Lab Tests. Notwithstanding anything to the contrary contained in Section 4 or any other provision of the LLASA, CRL acknowledges and agrees that HH shall be entitled to engage the services of Physicians Reference Lab, or any mutually agreeable alternate laboratory, for a period of thirty (30) days after the Closing Date to perform any retesting or reflex testing of any Specimen HH receives from HH’s customers on or before the Closing Date which is in need of such retesting or reflex testing after the Closing Date.
7.    Demographic Data for State Reporting. HH acknowledges that CRL has an obligation to report certain positive results of certain laboratory tests to state Departments of Health. In support of CRL executing on that responsibility, HH shall provide to CRL, upon reasonable notice of not less than five (5) Business Days, demographic information (name, address, phone number and date of birth) related to the donor of any specimen requiring reporting to state Department(s) of Health to CRL in a mutually agreeable electronic format.
8.    State-Specific Testing Volumes. HH shall provide to CRL, upon reasonable notice of not less than five (5) Business Days, the total number of tests CRL has reported to HH for specified state(s) for purposes of CRL reporting such volumes as part of CRL’s licensing activities.
9.    Monthly Volume Forecasting. HH shall provide to CRL by the fifth (5th) Business Day of each month, a written forecast of testing volume over the next six (6) months from the date of the report. These forecasts will serve as an estimate of volumes and will not represent a commitment of such volume of testing from HH to CRL.
10.    Ratification of the LLASA, SLSA and SASA. Except as expressly modified by this Amendment, all other terms, conditions, covenants and obligations of the LLASA, SLSA and SASA shall remain in full force and effect.
11.    Entire Agreement. The LLASA, SLSA and SASA (including all schedules and exhibits thereto), as modified by this Amendment, constitute the entire agreement among the Parties with respect to the subject matters thereof and hereof and supersedes all prior agreements and understandings among the Parties, oral or written, with respect to the subject matters thereof and hereof.
12.    Execution of this Amendment. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A signature delivered by facsimile or PDF will be sufficient for all purposes among the Parties.
[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

Buyer:	Seller:
CLINICAL REFERENCE LABORATORY, INC.	HOOPER HOLMES, INC.
By: /s/ John R. Martin Name: John R. Martin Title: EVP, CAO	By: /s/ Henry E. Dubois Name: Henry E. Dubois Title: President & CEO

[Signature Page to Amendment Number 1 to the Limited Laboratory and Administrative Services Agreement]